EXHIBIT 10.3
ANALOG DEVICES, INC.

AMENDMENT TO EMPLOYEE RETENTION AGREEMENT
     Amendment dated as of                                         , 2008 (“Amendment”) to the Employee Retention Agreement (the “Retention Agreement”) between Analog Devices, Inc. (the “Company”) and                                          (the “Employee”).
     WHEREAS, the parties desire to amend the Retention Agreement to reflect changes required by final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1. Section 5(c)(i) of the Retention Agreement is amended to delete the provisions of clause (B) so that it shall read in its entirety as follows:
“(i) the Company shall pay to you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due under the terms of such plan;”
2. Section 5(d) of the Retention Agreement is amended by the addition of the following clause at the end thereof:
“, but in no event later than the end of the taxable year following the taxable year in which the additional Excise Tax (and interest or penalties) are remitted to the applicable taxing authority.”
3. The last sentence of Section 5(e) of the Retention Agreement is restated in its entirety to read as follows:
“In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).”
4. The following new Section 7 shall be added to the Retention Agreement (and the remaining sections shall be renumbered accordingly):
     “7. Compliance with Code Section 409A. This Agreement is intended to comply with Section 409A so that none of the payments hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities herein will be interpreted to so comply. The

Company shall have no right to accelerate any payment or provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable steps as necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
     Notwithstanding anything in this Agreement to the contrary, if you are determined to be a “Specified Employee” (as defined below) at the time of your termination, to the extent this Agreement provides for a “deferral of compensation” within the meaning of Code Section 409A, such benefits shall not be paid to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your termination of employment; or (ii) the date of your death. Upon the occurrence of one of those events, all benefits deferred pursuant to this Section 7 and otherwise due shall be paid to you in a single lump-sum payment as soon as administratively practicable.
     For purposes of this Agreement, “Specified Employee” shall mean each officer of the Company and its affiliates, up to a maximum of fifty (50), having annual compensation in excess of $145,000 (as adjusted), a five percent owner of the Company and a one percent owner of the Company having annual compensation from the Company and its affiliates in excess of $150,000 (as adjusted), in each case determined pursuant to Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder) any time during the 12-month period ending on December 31st of a calendar year, based on taxable wages as reported in Box 1 of Form W-2 for such period plus amounts that would be included in wages for such period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits, who performed services for the Company or its affiliates at any time during the 12-month period ending on December 31st of such calendar year.”
5. Except as amended hereby and set forth above, the Retention Agreement shall continue in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Amendment to Executive Retention Agreement as of the day and year first above written.

[Employee Name]

ANALOG DEVICES, INC.

By:
Name:
Title:

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